EXHIBIT 10(e)(16)

Annual Performance Incentive Plan for 2012 (“2012 APIP”)

Under the 2012 APIP, executive officers of the Company are eligible to receive performance related cash payments. Payments are, in general, only made if performance objectives established by the Compensation Committee of the Board of Directors (the “Committee”) are met.

The Committee previously approved an incentive target opportunity for 2012, expressed as a percentage of base salary, for each participating officer. Certain additional goals were established for some officers based on business unit goals. The Committee also established overall threshold, target and maximum measures of performance for the 2012 APIP. Additionally, the Committee had established an opportunity for an individual performance component whereby the Committee has the authority to increase or decrease the award up to 20%, subject to the limitations of Section 162(m) of the Internal Revenue Code. The performance measures and weightings were adjusted earnings per share (weighted at 40%), operating cash flow (weighted at 40%) and revenue growth (adjusted to exclude the impact of changes in the translation of foreign currencies into U.S. dollars) (weighted at 20%).

The performance against the 2012 APIP goals was as follows: adjusted earnings per share and constant currency revenue growth were below threshold and operating cash flow exceeded maximum.